Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 26, 2021, on our audits of the consolidated financial statements of QHY Group (the “Company”) as of and for the years ended December 31, 2020 and 2019, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 29, 2021, in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-227686).

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Yu Certified Public Accountant P.C.

Yu Certified Public Accountant P.C.

New York, New York

March 29, 2021